EXHIBIT:  23.1

                          INDEPENDENT AUDITOR'S CONSENT


We consent to the use of our independent auditor's report, dated April 25, 2000, on the financial statements of ISES Corp., as of and for the years ended December 31, 1999 and 1998, appearing in the amended Form 8K of White Rock Enterprises, Inc. filed on or about May 19, 2000.

/S/  McGowen, Hurst, Clark & Smith, P.C.


Des Moines, Iowa
May 18, 2000